EXHIBIT 16




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Mantyla MCREYNOLDS


August 19, 2014



Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549


We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on August 19, 2014, to be filed by our former client, 4th Grade Films, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.


Very truly yours,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC